Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 33-78680, 33-80327, 333-35758, 333-58199, 333-75594, 333-115622 and 333-135907) on Form S-8 and (Nos. 333-121913 and 333-152969) on Form S-3 of Consumer Portfolio Services, Inc. of our report dated March 17, 2008 relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Consumer Portfolio Services, Inc. for the year ended December 31, 2008.

/s/ MCGLADREY & PULLEN LLP
 McGladrey & Pullen, LLP

Irvine, California
 March 31, 2009